UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 6, 2005
KOS PHARMACEUTICALS, INC
(Exact name of registrant as specified in its charter)

FLORIDA	000-22171	65-0670898

(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)
1 CEDAR BROOK DRIVE
CRANBURY, NJ 08512-3618
(Address of principal executive offices)
609-495-0920
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On November 6, 2005, Kos Life Sciences, Inc., a subsidiary of Kos Pharmaceuticals, Inc. (along with its affiliates, the “Company” or “Kos”), entered into an exclusive Collaboration and License Agreement (the “Agreement”) with Jerini US, Inc., a subsidary of Jerini AG (“Jerini”), for the development, marketing and distribution of Jerini’s compound, Icatibant, a potent and specific peptidomimetic bradykinin B2 receptor antagonist, in the United States and Canada (the “Territory”). The Company is paying an upfront licensing payment of €12 million (approximately $15 million), along with a €10 million (approximately $12 million) equity investment in Jerini AG out of a capital increase at the higher of the weighted average of the closing price of Jerini’s shares during the last four trading days or €3.20 (approximately $3.84) per share.
     Under the Agreement, Jerini will continue to be responsible for Icatibant’s hereditary angioedema (HAE) clinical Phase III trials and regulatory approval, and Kos will make payments to Jerini based on the completion of specific milestones for HAE and other forms of angioedema. Kos will develop Icatibant products for the treatment of resistant ascites in liver disease (RAIL) and asthma and is responsible for the regulatory affairs relating to such products. Kos will make payments to Jerini based on the completion of specific milestones for Icatibant products with any indication in the RAIL and asthma fields.
     Kos is responsible for the distribution and marketing of all Icatibant products in these fields in the Territory, and will make royalty payments to Jerini on sales of such products. Jerini will supply the Icatibant products to Kos for distribution. Kos and Jerini will collaborate on the branding and positioning of Icatibant for HAE and other forms of angioedema. Jerini will make payments to Kos based on the completion of specific milestones for Icatibant products with any indication in the RAIL and asthma fields outside the Territory and royalty payments to Kos based on certain sales of Icatibant products based on Kos’ development with any indication in the RAIL and asthma fields outside the Territory.
     Under the Agreement, the Company has the right of first negotiation to obtain a license from Jerini in the Territory for any indication of the Icatibant product other than angioedema, RAIL or asthma.
     The term of the Agreement shall continue, subject to other terms, conditions and provisions of the Agreement regarding early termination, so long as either party is obligated to pay royalties to the other party under the Agreement.
     On November 7, 2005, the Company issued a press release announcing the execution of the Agreement. A copy of this press release is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K.
     Certain statements in this Report on Form 8-K, including statements regarding the Company’s expectations regarding Jerini’s ability to complete development of the Icatibant product, Jerini’s ability to obtain regulatory approval for the Icatibant products, the Company’s ability to develop and obtain regulatory approval for Icatibant products indicated for RAIL and asthma, the Company’s ability to market and distribute the Icatibant products in the US and Canada, and the Company’s ability to acquire the rights to the additional products from Jerini, are forward-looking and are subject to risks and uncertainties. These risks and uncertainties include the market acceptance of Icatibant based products, the growth in sales of Icatibant products once introduced to the market, if at all, the Company’s ability to successfully commercialize Icatibant products, the ability of the Company to establish and maintain a specialty sales force for Icatibant products, Jerini’s ability to obtain regulatory approval for the launch of Icatibant products for the HAE indication, and other forms of angioedema, the Company’s ability to develop Icatibant products for RAIL and Asthma indications and, in the event such products are developed, to obtain regulatory approval for such products, the Company’s ability to complete successful clinical studies for the RAIL and Asthma indications, the ability of Jerini or its third party suppliers to meet their production requirements and satisfy regulatory requirements and conditions, the validity, scope and enforceability of the patents licensed by the Company from Jerini, the protection afforded by patents related to Icatibant, Jerini’s and the Company’s ability to complete their respective development activities in a timely manner, the Company’s ability to grow sales of Icatibant products in the future, and its ability to gain commercial entry into and maintain a competitive advantage in the HAE market and other potential markets, the effect of conditions in the pharmaceutical industry and the economy in general, as well as certain other risks. Actual results may differ materially from our projections. A more detailed discussion of risks attendant to the forward-looking statements included in this report are set forth in the “Forward-Looking Information: Certain Cautionary Statements” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission and in other documents filed with the SEC.
ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.
     (c) Exhibits
     As described in Item 1.01 of this Report, the following Exhibit is attached hereto as Exhibit 99.1:

Exhibit No.	Description

99.1	Press Release of the Company dated November 7, 2005.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KOS PHARMACEUTICALS, INC.
By: /s/ Andrew I. Koven
Name:	Andrew I. Koven
Title:	Executive Vice President, General Counsel & Corporate Secretary

Dated: November 8, 2005

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of the Company dated November 7, 2005.

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